Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Darin Janecek	Joe Dorame, Robert Blum, Joe Diaz
	Chief Financial Officer	Lytham Partners, LLC
	ARI Network Services	(602) 889-9700
	Phone: (414) 973‐4300	aris@lythampartners.com

ARI Network Services Announces Fourth Quarter and
Year-End 2011 Financial Results

Company Posts Near Record Profits and Cash Flows

Milwaukee, Wis., October 31, 2011 – ARI Network Services (OTCBB: ARIS), a leading provider of technology‐enabled solutions that enable dealers, distributors and manufacturers in selected vertical markets increase revenue and reduce costs, reported financial results today for the fourth quarter and fiscal year ended July 31, 2011.

Fourth quarter 2011 highlights:

•	Net income for the fiscal 2011 fourth quarter increased more than 300% to $1.7 million compared to $0.4 million in the fiscal 2010 fourth quarter;
•	Earnings per share were $0.21, for the quarter versus $0.05 last year;
•	Fiscal 2011 fourth quarter revenues were $5.4 million, consistent with the fourth quarter of fiscal 2010;
•	General and administrative expenses decreased by 23% compared to the same quarter a year ago;
•	Cash flows from operations nearly tripled to $1.3 million in the fourth quarter from $0.5 million a year ago;
•	EBITDA (defined below), a non-GAAP measure, was $1.1 million for the quarter; the Company generated no EBITDA in its FY10 fourth quarter.

Fiscal year 2011 highlights:

•	Fiscal 2011 net income more than tripled to $2.4 million compared to $0.8 million in fiscal 2010;
•	Earnings per share were $0.31 in fiscal 2011 versus $0.10 in fiscal 2010;
•
Fiscal 2011 revenues were $21.3 million, compared to $21.5 million in fiscal 2010. Excluding revenues from divested non-strategic operations and non-cash acquisition-related deferred revenues, adjusted revenue for the fiscal year increased 4.0%;

•	Cash flow from operations more than doubled in fiscal 2011 to $3.5 million when compared to $1.6 million generated in fiscal 2010;
•	Total operating expenses decreased by 9% when compared to fiscal 2010;
•	Operating income for fiscal 2011 increased by $1.2 million to $1.7 million;
•	EBITDA was $5.0 million for the fiscal year, compared to $2.6 million in fiscal 2010;
•	Total debt was reduced by approximately $1 million in fiscal 2011;

Fourth Quarter 2011 Financials

For the fourth fiscal quarter ended July 31, 2011, ARI reported revenues of $5.4 million, consistent with the fourth quarter of the previous year. The company reported net income of $1.7 million, or $0.21 per share, in the fourth quarter of 2011, compared to net income of $0.4 million, or $0.05 per share in the fourth quarter of 2010.

Total operating expenses in the quarter decreased $805,000, or 17%, compared to the quarter a year ago, a result of the Company’s fiscal 2010 workforce reduction and business improvement initiative as well as ongoing efforts to streamline operations and focus on its core strategy. Financial results for the fourth quarter of 2010 included a one-time charge of $437,000 related to the workforce reduction and business improvement initiative, which did not reoccur in the fourth quarter of 2011. Excluding the one-time restructuring charge, the company was able to decrease operating expenses by an additional $368,000, or 8%, during the quarter compared to the prior year quarter.

Operating income for the fourth quarter was $0.4 million; in the fiscal 2010 fourth quarter the Company generated an operating loss of $0.8 million.  The improvement was driven by the reduction in operating expenses as well as an increase in gross profit during the quarter.

The company reported EBITDA (defined below) of $1.1 million during the quarter, compared to EBITDA of $0 in the fourth quarter of fiscal 2010.  Similar to operating income, the improvement in EBITDA is primarily attributable to increased gross profits and reduction in operating expenses.

Fiscal Year 2011 Financials

For the fiscal year ended July 31, 2011, ARI reported revenues of $21.3 million compared to revenues of $21.5 million in fiscal 2010. Net income for the year totaled $2.4 million, or $0.31 per fully diluted share, compared to net income in fiscal 2010 of $0.8 million, or $0.10 per fully diluted share.

The company recorded revenues of $275,000 during fiscal 2011 from its divested non-strategic AgChem EDI operations compared to $481,000 during fiscal 2010. The company sold these operations in March 2011.  Furthermore, in fiscal 2010 the Company recognized non-cash revenues of $801,000 from the amortization of a deferred revenue liability that was established at the time of the acquisition of Channel Blade Technologies.  This liability was fully amortized in fiscal 2011, and the Company recognized fiscal 2011 revenues of $49,000 related to this amortization.  Excluding the AgChem EDI operations and the non-cash acquisition-related deferred revenues, the company would have recorded adjusted revenues of $21.0 million in fiscal year 2011 compared to $20.2 million in fiscal 2010, an organic increase of 4%.

The company reported EBITDA (defined below) of $5.0 million during the fiscal year ended July 31, 2011, compared to EBITDA of $2.6 million in the previous fiscal year. The improvement in EBITDA as well as the Company’s overall profitability in fiscal 2011 is primarily attributable to the Company’s ability to reduce operating expenses as well as the fact that certain charges incurred in fiscal 2010 did not recur in fiscal 2011.

Total operating expenses declined $1.4 million, or 8.6%, in fiscal 2011 when compared to fiscal 2010. This decline resulted from the Company’s fiscal 2010 fourth quarter workforce reduction and business improvement initiative as well as management’s ongoing efforts the past several years to reduce expenses and streamline the Company’s operations.  The Company’s workforce reduction and business improvement initiative was undertaken in order to allow ARI to focus its operations on its three core products and services, electronic catalogs, lead generation and management, and eCommerce enabled websites.  The Company incurred a charge of $437,000 related to this initiative in fiscal 2011.

Also as part of this initiative the Company divested its dealer F&I operations in the fourth quarter of fiscal 2010.  The Company incurred losses in fiscal 2010 of $392,000, net of taxes, related to these discontinued operations.

Management Discussion

“The financial results of the fourth quarter and the fiscal year indicate that we are gaining measurable traction in the execution of our business plan,” said Roy W. Olivier, president and chief executive officer of ARI. “Our focus in the past 24 months has been to reconfigure this business for operational efficiency to drive future growth in our three core strategic product lines: electronic catalogs, lead generation and management, and eCommerce enabled websites.  With a focus on providing leading edge products and services to our customers, we are now expanding the number of new users to our platforms, driving significant growth in our monthly recurring revenue, and simultaneously improving our churn rates.”

Mr. Olivier continued, “The return on the strategic initiatives undertaken during this period has been substantial. Our revenues, when adjusted for certain non-recurring items, grew organically by 4%.  Additionally, we more than tripled net income and nearly doubled EBITDA in fiscal 2011.  These results have allowed us to continue to increase our investment back into the business, in the form of product management and development as well as our technology infrastructure.  We believe ARI is much better positioned today than it was a year ago. While there is still work to do, we are very pleased with the progress to date.”

Darin R. Janecek, chief financial officer of ARI, commented, “We have made significant progress streamlining our operations, which is reflected in our fiscal 2011 operating results.  We reduced operating expenses by 9%, improved customer churn rates by more than 25%, and saw a 30% increase in our monthly recurring revenue on a year-over-year basis, all of which resulted in dramatically improved bottom-line results. We posted operating income of $1.7 million, more than three times fiscal 2010’s $505,000.  Cash flows from operations more than doubled to $3.5 million, which allowed us to pay down approximately $1 million of debt and refinance our existing term loan, reducing the effective interest rate on the note by nearly 10 percentage points.  Going forward, we are dedicated to continually improving ARI’s operational efficiencies in order to become the industry leading provider of value-added products and services that will enable our customers in the vertical markets we serve to effectively and efficiently drive revenues and profitability.”

Mr. Olivier concluded, “Looking ahead, we operate in large markets where the rate of penetration is still relatively low. This represents a significant opportunity for ARI to gain market share with a technically superior palette of services, a highly focused sales staff, the introduction of new products, and a dedication to consistently growing this company in the most cost efficient manner possible. We are excited with the opportunities ahead.”

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization.  Management believes EBITDA, as adjusted, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.  A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

Fourth Quarter Conference Call

ARI will conduct a conference call today, Monday, October 31, 2011 at 4:30 pm ET to review the financial results for the fourth quarter and fiscal year ended July 31, 2011. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet web cast, which is available in the Investor Relations section of the Company’s website at http://www.arinet.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10005509. A web cast replay will be available in the Investor Relations section of the Company’s website at http://www.arinet.com for 30 days.

Private Securities Litigation Reform Act

Statements in this news release that are not of a historical nature are considered "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward‐looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward‐looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flow. The forward‐looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward‐looking statements. Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2011, filed with the Securities and Exchange Commission earlier today. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission

ARI Network Services, Inc.
Consolidated Statements of Income
(Dollars in Thousands, Except per Share Data)

	2011	2010
Net revenue	$21,334	$21,484
Cost of revenue	4,407	4,353
Gross profit	16,927	17,131
Operating expenses:
Sales and marketing	4,272	4,786
Customer operations and support	3,439	3,469
Software development and technical support (net of capitalized software product costs)	1,543	1,415
General and administrative	4,252	4,879
Restructuring	-	437
Depreciation and amortization (exclusive of amortization of software product costs included in cost of revenue)	1,688	1,640
Net operating expenses	15,194	16,626
Operating income	1,733	505
Other income (expense):
Interest expense	(790)	(649)
Gain on sale of a component of the business	433	-
Other, net	25	19
Total other income (expense)	(332)	(630)
Income (loss) from continuing operations before provision for income tax	1,401	(125)
Income tax benefit (expense)	1,017	1,294
Income from continuing operations	2,418	1,169
Discontinued operations, net of tax	25	(392)
Net income	$2,443	$777

Weighted -average common shares outsrtanding	7,885	7,751
Effect of dilutive stock options and warrants	56	15
Diluted weighted-average common shares outstanding	7,911	7,766

Income from continuing operations per common share:
Basic	$0.31	$0.15
Diluted	$0.31	$0.15

Net income per common share:
Basic	$0.31	$0.10
Diluted	$0.31	$0.10

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	July 31	July 31
	2011	2010
Current assets:
Cash and cash equivalents	$1,134	$938
Trade receivables, less allowance for doubtful accounts of $383and $565 at July 31, 2011 and 2010, respectively	1,179	1,359
Work in process	169	133
Prepaid expenses and other	802	481
Deferred income taxes	2,693	2,600
Total current assets	5,977	5,511
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,304	1,883
Leasehold improvements	558	506
Furniture and equipment	2,000	1,970
	4,862	4,359
Less accumulated depreciation and amortization	2,988	2,433
Net equipment and leasehold improvements	1,874	1,926
Capitalized software product costs:
Amounts capitalized for software product costs	16,693	15,919
Less accumulated amortization	13,878	13,524
Net capitalized software product costs	2,815	2,395
Deferred income taxes	2,607	1,616
Other long term assets	346	63
Other intangible assets	2,041	2,827
Goodwill	5,439	5,439
Total assets	$21,099	$19,777

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	July 31	July 31
	2011	2010
Current liabilities:
Current borrowings on line of credit	$245	$1,025
Current portion of long-term debt	917	-
Accounts payable	561	490
Deferred revenue	5,282	5,270
Accrued payroll and related liabilities	1,264	1,322
Accrued taxes	106	60
Other accrued liabilities	473	844
Current portion of capital lease obligations	127	192
Total current liabilities	8,975	9,203
Non-current liabilities:
Long-term debt	4,083	5,000
Long-term portion of accrued compensation	-	17
Capital lease obligations	210	338
Total non-current liabilities	4,293	5,355
Total liabilities	13,268	14,558

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstandingat July 31, 2011 and 2010, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued and outstanding at July 31, 2011 and 2010, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares authorized; 7,901,774 and 7,768,921 shares issued and outstanding at July 31, 2011 and 2010, respectively	8	8
Common stock warrants and options	1,092	983
Additional paid-in capital	95,834	95,748
Accumulated deficit	(89,064)	(91,507)
Other accumulated comprehensive loss	(39)	(13)
Total shareholders' equity	7,831	5,219
Total liabilities and shareholders' equity	$21,099	$19,777